UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
Freeport-McMoRan Copper & Gold Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9916	74-2480931

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 Poydras Street, New Orleans, Louisiana	70112

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (504) 582-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

Unaudited pro forma condensed combined
financial statements

The unaudited pro forma condensed combined financial statements presented herein, which have been prepared by the management of Freeport-McMoRan, are derived from the historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with the acquisition of Phelps Dodge by Freeport-McMoRan assumed to have occurred on January 1, 2006, for statement of income purposes and on December 31, 2006, for balance sheet purposes using accounting principles generally accepted in the United States, referred to as U.S. GAAP. The pro forma adjustments to reflect fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments are based on available data as of December 31, 2006. Upon completion of the combination with Phelps Dodge, the pre-combination shareholders of Freeport-McMoRan will own approximately 59 percent (62 percent on a fully diluted basis) of the combined company and the pre-combination shareholders of Phelps Dodge will own approximately 41 percent (38 percent on a fully diluted basis). In addition to considering these relative shareholdings, Freeport-McMoRan also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan and the premium paid by Freeport-McMoRan to acquire Phelps Dodge, in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

The pro forma amounts have been developed from (i) the audited consolidated financial statements of Freeport-McMoRan contained in its annual report on Form 10-K for the year ended December 31, 2006 and (ii) the audited consolidated financial statements of Phelps Dodge contained in its annual report on Form 10-K for the year ended December 31, 2006, each of which were prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. In this regard, the reader should note that the unaudited pro forma condensed combined financial statements do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

Freeport-McMoRan has not yet developed formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Freeport-McMoRan. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the business combination. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed combined financial statements are preliminary and are subject to revision, which may be material, after the closing of the business combination.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Freeport-McMoRan and Phelps Dodge contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2006.

Unaudited pro forma condensed combined statement of income

For the year ended December 31, 2006

				Pro forma
	Historical			adjustments		Pro forma
(Dollars in millions, except per share data)	Freeport-McMoRan	Phelps Dodge		(Note 3)		combined

Revenues	$5,790.5	$11,910.4	(Note 4)	$		$17,700.9	(Note 4)
Cost of sales:
Production and delivery	2,524.9	6,807.2		74.4	(A)	9,387.5
				(19.0	)(M)
Depreciation, depletion and amortization	227.6	448.7		581.0	(J)	1,268.2
				10.9	(A)

Total cost of sales	2,752.5	7,255.9		647.3		10,655.7
Selling, general and administrative expenses	157.1	207.0		8.3	(A)	372.4
Exploration and research expenses	12.2	127.0				139.2
Special items and provisions, net	–	93.6		(93.6	)(A)	–

Total costs and expenses	2,921.8	7,683.5		562.0		11,167.3

Operating income	2,868.7	4,226.9		(562.0)		6,533.6
Interest expense, net	(75.6)	(73.0)		54.0	(A)	(1,393.7)
				(1,299.1	)(N)
Capitalized interest	–	54.0		(54.0	)(A)	–
Equity in PT Smelting and affiliated companies’ earnings	6.5	–		4.6	(A)	11.1
Losses on early extinguishment and conversion of debt	(32.0)	–				(32.0)
Gains on sales of assets	30.6	–				30.6
Inco termination fee, net of expenses	–	435.1				435.1
Other income, net	27.7	190.9				218.6

Income from continuing operations before taxes and minority interests in consolidated subsidiaries	2,825.9	4,833.9		(1,856.5)		5,803.3
Provision for income taxes	(1,201.2)	(1,010.2)		297.9	(F)	(1,913.5)
Minority interests in net income of consolidated subsidiaries	(168.2)	(792.4)				(960.6)
Equity in net earnings of affiliated companies	–	4.6		(4.6	)(A)	–

Income from continuing operations	1,456.5	3,035.9	(Note 4)	(1,563.2)		2,929.2	(Note 4)
Preferred dividends	(60.5)	–				(60.5)

Income from continuing operations applicable to common stock	$1,396.0	$3,035.9		$(1,563.2)		$2,868.7

Income per share from continuing operations applicable to common stock:
Basic	$7.32	$15.00				$8.75
Diluted	$6.63	$14.92				$8.29
Weighted average shares outstanding:
Basic	190.7					327.8	(L)
Diluted	221.5					358.5	(L)

See accompanying notes to these pro forma condensed combined financial statements.

Unaudited pro forma condensed combined balance sheet

As of December 31, 2006

			Pro forma
	Historical		adjustments		Pro forma
(Dollars in millions)	Freeport-McMoRan	Phelps Dodge	(Note 3)		combined

Assets:
Current assets:
Cash and cash equivalents	$907.5	$4,947.4	$16,000.0	(K)	$3,383.4
			(330.0	)(C)
			(100.0	)(C)
			25.0	(H)
			(66.5	)(E)
			(18,000.0	)(B)
Restricted cash	–	25.4			25.4
Accounts receivable, less allowance	485.7	1,264.8			1,750.5
Mill and leach stockpiles	–	90.8	1,412.0	(D)	1,502.8
Product inventories	384.2	356.0	1,293.0	(D)	2,033.2
Materials and supplies	340.1	247.9			588.0
Prepaid expenses and other current assets	33.5	116.3			149.8
Deferred income taxes	–	552.3			552.3

Total current assets	2,151.0	7,600.9	233.5		9,985.4
Investments and long-term receivables	–	193.1			193.1
Property, plant, equipment and development costs, net	3,098.5	5,873.5	11,620.4	(D)	20,592.4
Long-term mill and leach stockpiles	–	181.8	723.6	(D)	905.4
Goodwill	–	12.5	7,754.9	(D)	7,767.4
Trust assets	–	588.3			588.3
Other assets and deferred charges	140.3	182.2	330.0	(C)	625.5
			(27.0	)(D)

Total assets	$5,389.8	$14,632.3	$20,635.4		$40,657.5

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$789.0	$2,705.8	$		$3,494.8
Current portion of long-term debt and short-term borrowings	19.1	121.8	0.4	(D)	141.3
Accrued income taxes	164.4	435.3			599.7

Total current liabilities	972.5	3,262.9	0.4		4,235.8
Long-term debt, less current portion	661.0	770.1	35.0	(D)	17,466.1
			16,000.0	(K)
Deferred income taxes	800.3	768.6	4,499.6	(F)	6,068.5
Accrued postretirement benefits and other liabilities	297.9	890.7			1,188.6
Minority interests	213.0	1,249.6			1,462.6
Stockholders’ equity:
Convertible perpetual preferred stock	1,100.0	–			1,100.0
Common stock	31.0	1,275.1	13.7	(G)	44.7
			(1,275.1	)(I)
Capital in excess of par value of common stock	2,668.1	1,372.7	7,777.1	(G)	10,445.2
			(1,372.7	)(I)
Retained earnings	1,414.8	5,221.4	(5,221.4	)(I)	1,414.8
Accumulated other comprehensive income (loss)	(19.9)	(178.8)	178.8	(I)	(19.9)
Common stock held in treasury	(2,748.9)	–			(2,748.9)

Total stockholders’ equity	2,445.1	7,690.4	100.4		10,235.9

Total liabilities and stockholders’ equity	$5,389.8	$14,632.3	$20,635.4		$40,657.5

See accompanying notes to these pro forma condensed combined financial statements.

Notes to the unaudited pro forma
condensed combined financial statements

1.	Basis of presentation

The unaudited pro forma condensed combined financial statements, which have been prepared by Freeport-McMoRan management, have been derived from historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2006.

Upon completion of the combination with Phelps Dodge the pre-combination shareholders of Freeport-McMoRan will own approximately 59 percent of the combined company (62 percent on a fully diluted basis) and the pre-combination shareholders of Phelps Dodge, will own approximately 41 percent of the combined company (38 percent on a fully diluted basis). In addition to considering these relative shareholdings, Freeport-McMoRan management also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan, and the premium paid by Freeport-McMoRan to acquire Phelps Dodge in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

2.	The acquisition

Freeport-McMoRan proposes to acquire all the issued and outstanding common shares of Phelps Dodge for $88.00 in cash and 0.67 of a share of Freeport-McMoRan common stock for each Phelps Dodge common share. Based on Freeport-McMoRan’s closing stock price of $57.40 per share on November 17, 2006, the implied value of the merger consideration is $126.46, composed of $88.00 in cash and stock worth $38.46 per share.

The transaction will be accounted for under the purchase method of accounting. The pro forma adjustments reflect Freeport-McMoRan’s acquisition of 100 percent of Phelps Dodge’s net reported assets at their fair values at December 31, 2006 for the pro forma condensed combined balance sheet, and at January 1, 2006, for the pro forma condensed combined statement of income, and the subsequent accounting for Phelps Dodge as a wholly owned subsidiary.

The purchase price consideration for the business combination is estimated to include $18.0 billion in cash, $7.8 billion in Freeport-McMoRan common stock and $167 million for costs and fees of the acquisition as shown below:

(In millions, except per share amount)

Freeport-McMoRan’s acquisition of Phelps Dodge:
Common shares outstanding and issuable	204.540
Exchange offer ratio of Freeport-McMoRan common stock for each Phelps Dodge common share	0.67
Shares of Freeport-McMoRan common stock to be issued	137.042
Weighted average market price of each share of Freeport-McMoRan common stock from November 16-21, 2006	$56.85

Cash consideration for each Phelps Dodge common share	$88.00

Fair value of Freeport-McMoRan common stock issued, comprising par value of $13.7 ($0.10 per share) and capital in excess of par of $7,777.1	$7,791
Cash consideration of $88.00 for each Phelps Dodge common share	18,000
Estimated change of control costs and related employee benefits	67
Estimated transaction costs	100

Purchase price	$25,958

3.	Pro forma assumptions and adjustments

The following assumptions and related pro forma adjustments give effect to the proposed business combination of Freeport-McMoRan and Phelps Dodge as if such combination occurred on January 1, 2006, in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2006, and on December 31, 2006, for the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the business combination with Phelps Dodge occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or financial position.

The unaudited pro forma condensed combined financial statements do not reflect and do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

Additionally, Freeport-McMoRan believes that cost savings will be realized upon the consolidation and integration of the companies. Freeport-McMoRan has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not yet available to Freeport-McMoRan. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the unaudited pro forma condensed combined financial statements.

As shown in adjustment D below, Freeport-McMoRan expects the accounting for the acquisition of Phelps Dodge to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. U.S. GAAP requires that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves (referred to in this document as VBPP) (see further discussion in adjustment J below), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of any future goodwill impairment, if any. Freeport-McMoRan has not completed its determination of the combined company’s reporting units nor its method of allocating goodwill to those reporting units. Our ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

The unaudited pro forma condensed combined financial statements include the following pro forma assumptions and adjustments:

(A) Reclassifications have been made to the Phelps Dodge historical consolidated financial information to conform to Freeport-McMoRan’s presentation. This included reclassifying amounts described by Phelps Dodge on a single line item as “Special items and provisions, net” into production and delivery costs, into depreciation, depletion and amortization and into selling, general and administrative expenses based on Freeport-McMoRan’s reporting for these items. The reclassifications also reflect the reporting of Phelps Dodge’s “Capitalized interest” as a component of “Interest expense, net” and Phelps Dodge’s “Equity in net earnings of affiliated companies” as a component of “Equity in PT Smelting and affiliated companies’ earnings” to conform to Freeport-McMoRan’s reporting.

(B) This pro forma adjustment represents payment of the cash component of the purchase price for Phelps Dodge common shares.

(C) Freeport-McMoRan estimates it will incur approximately $430 million of transaction costs, consisting primarily of financing costs, financial advisory fees, legal and accounting fees, financial printing and other charges related to the purchase of Phelps Dodge. Approximately $330 million of these transaction costs will be recorded as deferred charges on the combined company’s balance sheet and the remaining approximately $100 million will be recorded as part of the cost to purchase Phelps Dodge. These estimates are preliminary and, therefore, are subject to change.

(D) The pro forma adjustments to reflect fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments were based on available data as of December 31,

2006. On this basis, the pro forma adjustments to reflect the fair value of Phelps Dodge’s net reported assets and other purchase accounting adjustments are estimated as follows:

(Dollars in millions)

Phelps Dodge net assets on December 31, 2006	$7,690
Adjustment to fair value mill and leach stockpiles inventory—current	1,412
Adjustment to fair value mill and leach stockpiles inventory—long-term	724
Adjustment to fair value product inventory	1,293
Adjustment to fair value property, plant, equipment and development costs	11,620
Adjustment to fair value debt issuance costs	(27)
Adjustment to fair value debt	(35)
Adjustment to deferred taxes to reflect fair value adjustments (see F)	(4,500)
Cash proceeds from assumed exercise of stock options (see H)	25

Net tangible assets and liabilities acquired	$18,203 *
Allocation to goodwill	7,755 **

Total purchase price	$25,958

*	Represents the sum of tangible assets and liabilities acquired before rounding.

**	The allocation to goodwill was reduced by $776 million from the amount reflected in the amended joint proxy statement/prospectus filed on February 12, 2007, because of changes in the fair value of Phelps Dodge’s net assets from September 30, 2006 to December 31, 2006, primarily because of changes in metal price assumptions and a change in accounting for defined benefit pension and other postretirement plans resulting from the adoption of a new accounting standard on December 31, 2006.

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities between December 31, 2006 and the date of the acquisition, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments in the unaudited pro forma condensed combined statement of income. Following completion of the transactions, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense. The unaudited pro forma condensed combined statement of income reflects Phelps Dodge’s metal inventories on its historical accounting method of “last-in, first-out.” Inventories are subject to a lower of cost or market assessment and a decline in metal prices could result in a write down of metal inventory values and a corresponding charge to future earnings of the combined company.

(E) This pro forma adjustment recognizes certain estimated change of control obligations arising from the combination of Phelps Dodge and Freeport-McMoRan.

(F) The estimated income tax effect of the pro forma adjustments has been recorded based upon statutory tax rates in effect in the various tax jurisdictions in which Phelps Dodge operates, resulting in an estimated tax rate of approximately 10 percent for interest costs and 30 percent for all other items. The statutory tax rates range from 20 percent to

35 percent. The estimated tax rates are a weighted calculation of the various statutory tax rates and consider tax credits, exempt income and non-deductible expenses. The estimated tax rate for interest costs of 10 percent has been derived from a preliminary analysis of the applicable rules for interest cost allocation required by U.S. tax regulations and considers their associated limitation on the utilization of foreign tax credits. These rates will vary depending on the mix of income derived in the respective countries of operation and the allocation of interest and other expenses. The actual tax rates will also be affected by any tax planning opportunities that may result from the combination of the companies after the transaction. The business combination is expected to be non-taxable to the respective companies, with Phelps Dodge’s historical tax bases surviving for income tax reporting purposes. Additional deferred income taxes have been recognized based on the pro forma fair value adjustments to assets and liabilities.

Provisions for pro forma income tax expense have been recorded as pro forma adjustments to the unaudited pro forma condensed combined statement of income.

(G) These pro forma adjustments reflect the issuance of 137.0 million shares of Freeport-McMoRan common stock in connection with the offer for all the outstanding common shares of Phelps Dodge. The common stock of Freeport-McMoRan totals $13.7 million at $0.10 per share par value and capital in excess of par of $7,777.1 million. These shares include the shares issuable in connection with the stock options and restricted stock of Phelps Dodge outstanding at December 31, 2006.

(H) This pro forma adjustment gives effect to $25 million of proceeds to be received from the assumed exercise of Phelps Dodge’s in-the-money stock options. Freeport-McMoRan has assumed that all eligible Phelps Dodge stock options are exercised and all eligible restricted stock is vested prior to the purchase transaction.

(I) These pro forma adjustments eliminate the historical shareholders’ equity accounts of Phelps Dodge.

(J) This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $11,620 million allocated to plant, property, equipment and development costs as further discussed in adjustment D. Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, VBPP and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 (EITF 04-3) and has been interpreted differently by mining companies. Our preliminary adjustment to property, plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Freeport-McMoRan believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metal(s). Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. Our preliminary adjustments to property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working

Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

The preliminary allocation of $11,620 million to property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows from Phelps Dodge’s pro rata share of estimated proven and probable reserves, an estimated market value of Phelps Dodge’s estimated VBPP attributable to mineralized material and valuation multiples applied to certain tangible assets. Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, VBPP and intangible assets after a full review has been completed.

For the purpose of preparing the unaudited pro forma condensed combined statements of income, Freeport-McMoRan assumed an average estimated remaining useful life of 20 years, which was based on an analysis of Phelps Dodge’s estimated mine lives and on the estimated useful lives of other property, plant and equipment disclosed in Phelps Dodge’s public filings and life-of-mine plans provided to Freeport-McMoRan. A one-year change in the estimated useful life would have a 5 percent impact on the pro forma depreciation, depletion and amortization expense. Additionally, for each $1 billion that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease approximately $50 million annually, assuming a weighted average 20-year life.

(K) This pro forma adjustment relates to borrowings under new $10.0 billion term loan facilities and $6.0 billion of additional financing. The proceeds from borrowings under these facilities, in conjunction with available cash, would be used for: (i) the $88.00 per share cash payment to Phelps Dodge shareholders and (ii) payments for other transaction fees and expenses.

(L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows:

	Year ended December 31, 2006
(In millions)	Basic		Diluted

Average number of shares of historical Freeport-McMoRan common stock outstanding	190.7		221.5
Shares of Freeport-McMoRan common stock to be issued in connection with the business combination (Note 2)	137.0		137.0

Total	327.8	*	358.5

       * Represents the sum of the numbers before rounding.

The average number of common shares outstanding gives effect to outstanding Phelps Dodge stock options and restricted stock, all eligible shares of which are assumed to be exercised or vested. Based upon public information reported and the current exchange offer ratio, Freeport-McMoRan estimates that the incremental number of shares of Freeport-McMoRan stock issuable upon the exercise and vesting of Phelps Dodge stock options and restricted stock would be approximately 1.4 million.

(M) This pro forma adjustment eliminates amortization expense for past service costs and net actuarial losses relating to postretirement benefits recorded by Phelps Dodge.

(N) This pro forma adjustment recognizes imputed interest expense for the year ended December 31, 2006, resulting from the fair value adjustment of Phelps Dodge’s long-term debt and acquisition-related debt discussed in Note (K) above at an assumed weighted average annual interest rate of approximately 7.8 percent. A 12.5 basis-point change in interest rates on the acquisition-related debt would increase (decrease) interest expense by approximately $20 million for the year ended December 31, 2006.

4.	Other

Amounts include charges for mark-to-market losses on Phelps Dodge’s 2006 and 2007 copper price protection programs totaling $1,008.9 million in revenues and $766.8 million in income from continuing operations for the year ended December 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan COPPER & GOLD INC.
	By:	/s/ C. Donald Whitmire, Jr.
		Name:	C. Donald Whitmire, Jr.
Date: March 1, 2007		Title:	Vice President and Controller-Financial Reporting (Authorized Signatory and Principal Accounting Officer)